Exhibit 99.1

NOTICE OF FAIRNESS HEARING

BEFORE THE

DEPARTMENT OF BUSINESS OVERSIGHT

OF THE

STATE OF CALIFORNIA

IN THE MATTER OF THE	)	NOTICE OF HEARING REGARDING
APPLICATION OF	)	THE ACQUISITION BY
	)	FNB BANCORP OF
	)	VALLEY COMMUNITY BANK
FNB BANCORP,	)
a corporation organized under the	)
laws of the State of California for	)
a permit authorizing the issuance	)
of securities pursuant to Section	)
25121 of the Corporate Securities	)
Law of 1968, as amended	)	File No. 506-2471
)

To:	VALLEY COMMUNITY BANK SHAREHOLDERS - all holders of outstanding shares of common stock and preferred stock of Valley Community Bank, a California banking corporation

NOTICE IS HEREBY GIVEN, that on October 23, 2014, at 10:00 a.m. (local time), a public hearing will be held before the Commissioner of Business Oversight of the State of California or a person designated by the Commissioner of Business Oversight, at One Sansome Street, Sixth Floor, San Francisco, California 94104, upon the application of FNB Bancorp, a California corporation, for a permit authorizing the issuance of its securities pursuant to an Application for Qualification of Securities by Permit under Section 25121 of the California Corporate Securities Law of 1968, as amended, dated June 16, 2014. The purpose of the hearing is to enable the Commissioner to determine the fairness of the terms and conditions of the acquisition of Valley Community Bank by FNB Bancorp and whether the issuance of a permit to offer and sell securities is fair, just and equitable to all security holders affected pursuant to California Corporations Code sections 25121, 25122, 25140(c) and 25142. The transaction is described in more detail below in this Notice. If the Commissioner determines that the terms and conditions are fair, just and equitable and issues a permit to FNB Bancorp, then the issuance of the securities of FNB Bancorp to the shareholders of Valley Community Bank will not be registered under the Securities Act of 1933, as amended, in reliance upon the exemption from registration provided in Section 3(a)(10) of the Securities Act.

THIS NOTICE DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES REFERRED TO IN THIS NOTICE OF FAIRNESS HEARING. THIS NOTICE DOES NOT CONSTITUTE A SOLICITATION OF A SHAREHOLDERS’ VOTE ON THE MERGER. AFTER THE HEARING AND THE ISSUANCE OF A PERMIT BY THE COMMISSIONER TO OFFER AND SELL SECURITIES, SHAREHOLDERS WILL BE PROVIDED WITH A PROXY STATEMENT/PROSPECTUS AND WILL BE ASKED TO VOTE ON THE PLAN OF REORGANIZATION AND THE MERGER AT A MEETING OF THE SHAREHOLDERS OF VALLEY COMMUNITY BANK.

THE INFORMATION IN SECTIONS A THROUGH Y BELOW IS SET FORTH AS REPRESENTED BY FNB BANCORP AND WHERE APPLICABLE AS PROVIDED TO FNB BANCORP BY VALLEY COMMUNITY BANK FOR PURPOSES OF THIS NOTICE AS OF THE DATE OF THIS NOTICE.

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A.	FACTS GIVING RISE TO THE HEARING

The purpose of the hearing is to enable the Commissioner of Business Oversight to determine the fairness of the terms and conditions of the merger, as described below, pursuant to California Corporations Code section 25142. The Commissioner must also determine that the issuance of the permit is fair, just and equitable to all securities holders affected pursuant to California Corporations Code sections 25121, 25122 and 25140(c).

FNB Bancorp, a California corporation and the holding company for First National Bank of Northern California, a national banking association with its head office in South San Francisco, California, and Valley Community Bank, a California banking corporation with its head office in Pleasanton, California, have entered into an Agreement and Plan of Reorganization and Merger dated May 22, 2014, pursuant to which Valley Community Bank will be merged with and into First National Bank of Northern California.

In this Notice, FNB Bancorp is sometimes referred to as “FNB” or the “Applicant” and Valley Community Bank is sometimes referred to as “VCB.” First National Bank of Northern California is sometimes referred to herein as “FNBNC.” The Agreement and Plan of Reorganization and Merger dated May 22, 2014 is sometimes referred to herein as the “merger agreement” and the merger of VCB with and into FNBNC is sometimes referred to herein as the “merger.”

FNB Bancorp is a public company with its shares of common stock quoted and traded on the OTC Bulletin Board and the OTCQB marketplace under the trading symbol “FNBG.” Valley Community Bank is a public company with its shares of common stock quoted and traded on the OTC Bulletin Board and the OTCQB marketplace under the trading symbol “VCBC.”

Under the terms of the Agreement and Plan of Reorganization and Merger dated May 22, 2014, and subject to its conditions:

1.	FNB Bancorp will acquire Valley Community Bank through the merger of Valley Community Bank with and into First National Bank of Northern California. This transaction is intended to qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code.

2.	As a result of the merger, the separate corporate existence of Valley Community Bank will cease and First National Bank of Northern California will continue as the surviving bank (“Resulting Bank”) in the merger. From the effective time of the merger, the Resulting Bank will continue to engage in the commercial banking business as a wholly owned subsidiary of FNB Bancorp under the name “First National Bank of Northern California.”

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3.	All of the shares of Valley Community Bank common stock outstanding immediately prior to the effective time of the merger (other than those held by shareholders who properly exercise their statutory rights to dissent from the merger) will be converted into the right to receive the consideration stipulated in the merger agreement, consisting of 213,254 shares of the common stock of FNB Bancorp. Each outstanding share of the common stock of Valley Community Bank will be converted into the right to receive 0.1135 shares of FNB Bancorp common stock.

4.	Each outstanding share of the preferred stock of Valley Community Bank will be converted into the right to receive cash in the amount of $750.00 per share.

5.	All outstanding and unexercised stock options under Valley Community Bank stock option plans will terminate at the effective time of the merger. Any “in-the-money” stock option may be surrendered for payment of cash in an amount based on the spread between $3.00 and the exercise price of the option. Holders of “out-of-the-money” stock options will not be entitled to any payment.

6.	FNB Bancorp will not issue fractional shares of common stock in the merger. Instead, each shareholder of Valley Community Bank who would otherwise be entitled to a fraction of a share of FNB Bancorp common stock will be entitled to receive an amount in cash equal to the fraction multiplied by the average closing price for FNB Bancorp common stock, as determined under the provisions of the merger agreement.

The closing of the merger will take place as promptly as practicable after receipt of approval by all shareholders of Valley Community Bank and receipt of all applicable regulatory approvals and the satisfaction of all other conditions to closing specified in the merger agreement. The parties currently expect the closing to occur during the fourth quarter of 2014.

After considering FNB’s application for a permit and the information and views presented at the fairness hearing on October 23, 2014 at 10:00 a.m., the California Commissioner of Business Oversight will conclude whether the terms and conditions of the proposed merger are fair, just and equitable, and if so, will issue a permit to offer and sell securities. The Commissioner’s review is limited in scope to whether FNB’s acquisition of VCB is fair, just and equitable. There may be alternatives to this transaction. VCB shareholders may wish to conduct their own due diligence and retain independent counsel, such as a lawyer, accountant or financial advisor. VCB shareholders and their agents may appear at the hearing in favor of, or in opposition to, the granting of the permit. Whether or not you plan to attend, you are invited to make your views known by sending correspondence to Danielle A. Stoumbos, Corporations Counsel, Department of Business Oversight, One Sansome Street, Suite 600, San Francisco, California 94104, for receipt at least three business days prior to the date of the hearing.

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Interested parties may also attend the hearing telephonically by dialing 1.800.434.1335 (toll-free) from within the United States or 1.404.920.6442 from outside of the United States. The conference identification number for both lines is 131618#.

See page 16 of this Notice for information on recent developments. Please note that additional developments may unfold after this Notice is mailed. You may contact VCB’s Board of Directors (c/o Valley Community Bank, 465 Main Street, Pleasanton, California 94566, Attention: Chief Executive Officer, telephone (925) 621-7200) to receive information on any developments which may occur after the Notice is mailed.

The description of the merger agreement contained in this Notice summarizes the material terms and conditions of the merger agreement and the proposed merger. For a more complete understanding of the transaction, shareholders should read carefully the copy of the merger agreement (with exhibits) which is attached to this Notice as Exhibit A and incorporated herein by this reference.

B.	INFORMATION ABOUT FNB BANCORP AND FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

FNB Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. FNB Bancorp was incorporated under the laws of the State of California in 2001. Its principal administrative office is located at 975 El Camino Real, Third Floor, South San Francisco, California 94080 and its telephone number is (650) 588-6800. As a bank holding company, FNB Bancorp is authorized to engage in the activities permitted under the Bank Holding Company Act of 1956, as amended.

FNB Bancorp owns 100% of the issued and outstanding shares of common stock of First National Bank of Northern California, a national banking association. FNB Bancorp has no other subsidiary. As a national bank, FNBNC is a member of the Federal Reserve System and its deposits are insured by the FDIC up to the applicable limits. FNBNC was organized as a national bank in 1963 as “First National Bank of Daly City.” In 1995, the shareholders approved a change in the name to “First National Bank of Northern California.” FNBNC currently operates twelve full service banking offices in the cities of Daly City, South San Francisco, Millbrae, Pacifica, Half Moon Bay, San Mateo, Redwood City, Pescadero, Sunnyvale and San Francisco. FNB Bancorp and FNBNC employ approximately 184 persons, calculated on a full-time equivalent basis.

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FNBNC offers a broad range of services to individuals and businesses in its primary service area, including a full line of business financial products with specialized services such as appointment banking and business internet banking. FNBNC offers personal and business checking and savings accounts, including individual interest-bearing negotiable orders of withdrawal (“NOW”), money market accounts and/or accounts combining checking and savings accounts with automatic transfer capabilities, IRA accounts, time certificates of deposit, direct deposit services and computer cash management with access through the internet. FNBNC also makes available commercial loans and standby letters of credit and construction, accounts receivable, inventory, automobile, home improvement, residential real estate, and commercial real estate loans, home equity lines, Small Business Administration loans, office equipment, leasehold improvement and consumer loans, as well as overdraft protection lines of credit. In addition, FNBNC sells travelers checks and cashier’s checks, offers automated teller machine (ATM) services, tied in with major statewide and national networks, and offers other customary commercial banking services.

For more information about FNB, please refer to the documents filed by FNB with the Securities and Exchange Commission (“SEC”), including FNB’s annual report on Form 10-K for the year ended December 31, 2013, its quarterly reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, and its proxy statement for the 2014 annual meeting of shareholders (filed on April 21, 2014). Such documents are available free of charge on the SEC website at www.sec.gov.

Further information is available on the internet website maintained by FNB and FNBNC at www.FNBNorcal.com. Information on such website is not incorporated by reference into this Notice.

C.	INFORMATION ABOUT VALLEY COMMUNITY BANK

Valley Community Bank is a California banking corporation that commenced operations in 1998, headquartered in Pleasanton, California. VCB conducts a community banking business through three branches, located in Pleasanton, Livermore and San Jose. VCB employs approximately 34 persons, calculated on a full-time equivalent basis.

VCB engages in the general commercial banking business with a primary focus on providing services for small to mid-size businesses and professionals, including checking and savings deposits; commercial, real estate, SBA, personal, home equity, automobile and other installment and term loans; and other banking services, including note collection and safe deposit rental. VCB’s promotional activities stress its specialized services and responsiveness to the unique local needs in the geographic area served by its offices.

The deposits of VCB are insured by the FDIC up to the applicable limits. VCB is subject to the rules and regulations of the FDIC pertaining to deposit insurance and other matters. The regulations of the FDIC and the California Department of Business Oversight govern many aspects of VCB’s business and activities, including investments, loans, borrowings, branching, mergers and acquisitions, reporting and numerous other areas.

The common stock of VCB is not registered under the Securities Exchange Act of 1934,as amended. For more information about VCB, please refer to the internet website maintained by VCB at www.VCB-CA.com. Selected shareholder information, such as proxy statements, annual reports and quarterly financial results, is made available free of charge on the website. Information on such website is not incorporated by reference into this Notice.

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D.	BACKGROUND OF AND REASONS FOR THE MERGER

VCB was organized in 1998 in Pleasanton, California to provide a locally owned and operated community bank, with local staffing and personalized service. Under the leadership of founding CEO Rick Loupe, VCB experienced eight consecutive years of profitability from 2000 through 2007, ending 2007 with total assets of approximately $168 million and recording $2 million in profit for the year. As of the end of 2007, less than 0.1% of VCB’s assets were non-performing assets, VCB’s allowance for loan losses stood at 1.37%, and VCB’s common stock had reached a per share book value of $11.02.

However, VCB was not immune to the economic effects of the great recession, and like most community banks, suffered a material weakening of its asset quality and began suffering losses. In 2008, VCB suffered its first loss in eight years, recognizing a loss of $2 million, while continuing to experience overall growth, reaching $209 million in total assets. At the end of 2008, VCB’s non-performing assets grew to 0.7% of total assets, VCB increased its allowance for loan losses to 1.78%, and VCB’s per share book value fell to $9.84. As a result of international, national and local economic conditions, the losses experienced by VCB, and VCB’s declining asset quality, VCB began to experience increasing regulatory pressure.

As a result of these losses and increasing concerns about its asset quality, in 2008, VCB applied to receive a capital injection in connection with the U.S. Treasury’s Capital Purchase Program under the Troubled Asset Relief Program. The Capital Purchase Program was established by the U.S. Treasury as a voluntary program for approved financial institutions to receive additional capital in the form of preferred stock, with the intention of supporting the economic development of business communities through the support of local financial institutions. In late 2008, VCB was approved by the U.S. Treasury to participate in the Capital Purchase Program and in January 2009 VCB received a $5.5 million investment in exchange for 5,500 shares of Series A Non-Cumulative Perpetual Preferred Stock and 275 shares of Series B Non-Cumulative Perpetual Preferred Stock (collectively, the “VCB preferred stock”).

In 2009 and 2010, VCB experienced slight profitability, but also continued to experience a significant decline in asset quality, as its non-performing assets grew to 5.6% of its total assets at the end of 2009 and 7.14% at the end of 2010. In order to manage capital levels, VCB also began shrinking its total assets, ending 2010 at $207 million.

As a result of continuing asset quality concerns, in March 2011, VCB retained the services of the Carson Medlin Company (“Carson Medlin”) as its financial advisor to explore a number of strategic alternatives, including a potential business combination or a bulk sale of assets. Carson Medlin contacted nine financial institutions that it had identified as having the potential to complete a transaction with VCB to determine their interest. Of the nine institutions receiving information from Carson Medlin, five declined to proceed further, while four institutions, including FNB Bancorp, proceeded to complete due diligence on VCB in the summer of 2011. Of the four institutions that completed due diligence, none presented viable options in the opinion of VCB’s board of directors.

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In May 2011, after completing due diligence, FNB Bancorp identified significant asset quality concerns, and was only willing to propose an acquisition structure whereby VCB would be split into a “good bank/bad bank” structure involving the transfer of certain problem assets to a separate legal entity, with little potential benefit for VCB’s shareholders.

In June 2011, after completing due diligence, a $20 billion asset regional bank declined to proceed, citing asset quality concerns in addition to concerns related to the size and type of loans originated by VCB.

In August 2011, after completing due diligence, a $10 billion asset regional bank identified significant asset quality concerns. As a result, this institution indicated that it would be willing to pay “less than $1.00 per share.”

Also in August 2011, another $1 billion community bank in the Bay Area made a pre-due diligence offer of approximately $4.50 per share, subject to a significant reduction in classified assets. After two days of due diligence, this potential acquirer withdrew its offer, citing significant asset quality concerns.

In light of continued asset quality deterioration, as well as building financial losses experienced throughout 2011, VCB undertook additional capital conserving measures, including a determination in May 2011 to stop paying dividends on the VCB preferred stock. Following a regularly scheduled examination, the FDIC and the California Department of Financial Institutions (a predecessor to the California Department of Business Oversight), requested, and VCB agreed to, a formal enforcement action in the form of a Consent Order, effective September 23, 2011 (“Consent Order”).

Pursuant to the Consent Order, VCB agreed to undertake a number of specific steps, including, ensuring that VCB retain qualified management; maintaining regulatory capital levels at or above 10% Tier 1 Capital and 12% Total Risk-Based Capital, and preparing a capital plan to maintain those levels; charging-off or collecting certain loans, or portions of loans, identified as “loss” during the regulatory examination; reducing assets identified as “doubtful” or “substandard” during the regulatory examination in accordance with a specified schedule; reviewing the adequacy of the allowance for loan losses and establishing a policy for determining an appropriate level for the allowance; restricting credit extensions to certain adversely classified borrowers; revising, adopting, and implementing written policies related to lending and collection; preparing and maintaining a written liquidity and funds management policy; preparing and implementing a written financial plan that will include a three-year strategic plan; correcting all alleged violations of law and contraventions of policy set forth in the report of examination, and ensuring future compliance with all applicable laws, regulations, and statements of policy; providing the regulators advance notice of any planned public announcement or notification regarding changes in VCB’s financial condition, executive management, or board; and providing the regulators written progress reports detailing the Bank’s actions to comply with the Consent Order.

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In addition, the Consent Order prohibited VCB from paying dividends or making any other payments to shareholders, and from accepting, renewing, or rolling over brokered deposits without receiving approval from VCB’s regulators. The Consent Order also limited the interest rates VCB was permitted to pay on deposit products.

Based on discussions with potential acquirers as well as its knowledge of the market for community bank investors, and with the advice of Carson Medlin, in August 2011, VCB explored the possibility of improving its asset quality by completing a bulk asset sale of its most troubled loans. Carson Medlin conducted an auction for approximately $10 million of troubled loans, with the highest indicated price from a reputable national buyer offering to buy the loans for approximately $4 million, subject to significant covenants and risks of repurchase. Following a review of the affected loans, and the effect that the indicated pricing would have on the condition of VCB, in November 2011, the board of directors chose not to proceed with the loan sale. Accordingly, the board of directors directed management to implement a strategy focused on improving VCB’s asset quality and earnings.

VCB recognized a loss of $4.5 million in 2011, with its non-performing assets rising to 9.54% of total assets. In light of these losses and ongoing asset quality concerns, in April 2012, VCB accepted the resignation of its founding chief credit officer, and engaged the services of John Barr, an experienced credit professional to assist VCB in addressing its ongoing asset quality concerns.

In April 2012, VCB’s Board of Directors asked Carson Medlin to again contact potential investors. Carson Medlin contacted fifteen financial institutions that it had identified as having the potential to complete a transaction with VCB to determine their interest. These contacts ultimately led to further discussions with two $1 billion community banks in the Bay Area, one of which was FNB Bancorp. At the time, FNB Bancorp was in the process of attempting to complete, and then integrate, its acquisition of Oceanic Bank, San Francisco, California and, as a result, was unable to make a formal offer to VCB. The other potential acquirer, who had been contacted in 2011 but had not conducted due diligence, indicated a potential transaction proposing an all-stock transaction valuing VCB’s common stock at approximately $3.00 a share, subject to further due-diligence. Initial discussions indicated, however, that VCB’s level of non-performing assets would be problematic to both potential acquirers. Following several months of discussions, VCB received only minimal interest, which, in the opinion of the board of directors, did not merit another round of due diligence on VCB’s loan portfolio.

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While VCB was making progress in reducing the absolute dollar amount of its non-performing assets, it also continued to reduce its overall size at an even greater rate. Accordingly, VCB’s non-performing assets as a percentage of total assets continued to rise. This reduction in total size was partially planned, as a method of maintaining capital ratios, but also unplanned, as light loan demand and early repayment of good loans continued to reduce VCB’s loan portfolio. The lack of success in efforts to find a buyer for VCB, continued asset quality pressures, and continued regulatory pressures, resulting in the board of directors considering whether a capital raise could be successfully undertaken.

In the fall of 2012, VCB received a letter of intent for a potential recapitalization effort to be led by an experienced community banker with a demonstrated track record of raising capital for other institutions, including during the financial crisis. After numerous discussions with Carson Medlin and legal counsel, VCB executed a modified version of the letter of intent in October 2012, and immediately began working with this experienced banker to implement a plan to raise approximately $10 million in new capital. Throughout the remainder of 2012 and early in 2013, VCB and the experienced banker explored the possibility of negotiating a discounted redemption of VCB’s preferred stock, as well as discussed regulatory and tax constraints on any recapitalization.

VCB recognized a loss of $3.4 million in 2012. As of the end of 2012, over 9.9% of VCB’s assets were non-performing assets, VCB’s allowance for loan losses stood at 4.40%, and VCB’s common stock had a per share book value of $5.62.

In 2013, VCB retained Commerce Street Capital, LLC, a second nationally-recognized investment banking firm (in addition to Carson Medlin) with experience in the community banking space, to assist in the potential recapitalization. With the assistance of its financial advisor, Carson Medlin, as well as Commerce Street Capital, LLC and the experienced community banker, VCB set forth to identify potential investors willing to complete a recapitalization of VCB, with a projected target price of $3.00 per share of VCB common stock. During the summer of 2013, over 60 experienced community bank investors were contacted to solicit their interest in participating in a potential capital raise.

In July 2013, the U.S. Treasury indicated a desire to conduct an auction for the U.S. Treasury to sell VCB’s preferred stock to third parties. In light of the potential impact such an auction would have on the potential recapitalization, VCB’s ability to consummate such a recapitalization was effectively put on hold while the U.S. Treasury completed the auction process. In October 2013, the U.S. Treasury completed its sale of VCB’s preferred stock to private investors, selling VCB’s Series A Preferred Stock for $417.60 per share and its Series B Preferred Stock for $257.51 per share.

Following completion of the auction for VCB’s preferred stock, VCB renewed its efforts to complete a recapitalization at $3.00 per share, reaching out to potential lead investors, including those investors that had purchased VCB’s preferred shares from the U.S. Treasury. VCB also reached out to several institutions that had previously been contacted to determine if they might be interested in completing an acquisition of VCB.

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On December 10, 2013, VCB received an indication of interest from a $250 million community bank located in the Bay Area proposing an all-cash merger at $3.00 per share. This institution had previously been contacted in 2012, but had declined at that time to complete due diligence.

On December 16, 2013, VCB received an indication of interest from FNB Bancorp proposing an all-stock merger, valuing VCB’s common stock at $2.83 per share. The indication of interest remained subject to due diligence as well as other customary conditions, and also called for a 90-day exclusivity period. Following discussions between FNB Bancorp and VCB management, on December 19, 2013, FNB Bancorp submitted a revised indication of interest increasing the offer price to $3.00 per share of VCB common stock. The other terms remained unchanged.

On December 19, 2013, the VCB board of directors held a special meeting to review the status of VCB’s recapitalization efforts and to consider the indications of interest that had been received. Based on discussions with a number of potential investors in the recapitalization, the recruited experienced community banker indicated that he believed, based on the communications with potential investors, that a recapitalization would need to be priced at between $2.50 and $2.75 per share in order to be successful, and that additional suitable investors would still need to be identified to satisfy the bank regulatory and tax preservation strategy. Following a discussion of their fiduciary duties with legal counsel, the VCB board of directors discussed the execution risks of the proposed recapitalization, a potential stock transaction with FNB Bancorp, a potential cash transaction with the other community bank, as well as the projected benefits to VCB’s shareholders under each approach. After significant discussion, the VCB board of directors unanimously voted to pause the recapitalization efforts in order to pursue a potential stock transaction with FNB Bancorp, but asked management to seek a reduction in the exclusivity period requested by FNB Bancorp.

On December 29, 2013, FNB Bancorp submitted a revised indication of interest confirming FNB Bancorp’s interest in completing a merger with VCB with a valuation of VCB’s common shares at $3.00 per share. Specifically, the indication of interest indicated that each share of VCB common stock would be converted into 0.1091 shares of FNB Bancorp stock. The indication of interest provided for a 30-day exclusivity period.

VCB recognized a loss of $350 thousand in 2013. As of the end of 2013, over 7.8% of VCB’s assets were non-performing assets, VCB’s allowance for loan losses stood at 4.93%, and VCB’s common stock had a per share book value of $5.23. While the non-performing assets had improved relative to year-end 2012, they remained significantly elevated and continued to present significant concern to the board of directors.

On January 3, 2014, VCB acknowledged and agreed to FNB Bancorp’s indication of interest.

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On January 6, 2014, VCB and FNB Bancorp entered into a Mutual Non-Disclosure Agreement to confirm and protect the confidentiality of the indication of interest and the anticipated mutual exchange of due diligence information.

In light of the renewed focus on a potential merger transaction, in January 2014, VCB updated its engagement agreement with Monroe Financial Partners, Inc. (“Monroe”), as the successor to Carson Medlin, to provide analysis of a proposed transaction with FNB Bancorp and, if an agreement was reached, to provide a fairness opinion that the terms of such a merger would be fair to VCB’s common shareholders from a financial point of view.

In January and February 2014, FNB Bancorp and VCB requested and received due diligence items from each other, including a review of public and private filings, and meetings with each other’s respective management teams. As due diligence progressed, the parties also agreed to extend the exclusivity period through March 6, 2014.

At the regular monthly meeting of the board of directors of FNB Bancorp, held on February 28, 2014, the directors reviewed the preliminary results of management’s due diligence review along with input provided to management by FNB Bancorp’s financial advisor, Western Financial Corporation. The board discussed the terms and conditions reflected in a draft merger agreement prepared by legal counsel and previously distributed to the directors for review. The board instructed management and legal counsel to transmit the draft merger agreement to VCB.

On February 28, 2014, FNB Bancorp provided a draft definitive agreement for the proposed merger. The draft definitive agreement was generally consistent with the agreed upon indication of interest; however, because of fluctuations in FNB Bancorp’s trading price, the per share merger consideration had fallen to roughly $2.89 per share as a result of the proposed 0.1091 share conversion ratio. In addition, the draft definitive agreement required that VCB’s preferred shareholders accept an unspecified discount to the original purchase price per share of the preferred stock paid by the U.S. Treasury and that VCB’s executives accept certain reductions in their change in control and salary continuation agreements.

On March 13, 2014, VCB provided proposed changes to the draft definitive agreement to FNB Bancorp’s legal counsel.

On March 18, 2014, VCB’s board of directors reviewed the status of the draft definitive agreement with legal counsel and received a preliminary analysis of the transaction from its financial advisor.

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On March 24, 2014, FNB Bancorp provided an updated draft of the definitive agreement, accepting many of the changes requested by VCB, including increasing the fixed conversion ratio to 0.1135 shares and agreeing that the fixed conversion ratio would be adjusted prior to signing the merger agreement to ensure at least a $3.00 per share value to VCB’s common shareholders. FNB Bancorp indicated that it was in direct discussions with VCB’s preferred shareholders regarding their potential discount, and understood that VCB would not be in position to proceed until and unless its preferred shareholders were willing to accept terms that FNB Bancorp was willing to proceed upon. Discussions with the VCB executive team with regard to their contractual benefits also continued.

On March 28, 2014, at the regular monthly meeting of the board of directors of FNB Bancorp, management reported on the status of discussions with VCB.

On April 8, 2014, VCB provided proposed changes to the draft definitive agreement to FNB Bancorp’s legal counsel, which provided that FNB Bancorp would assume the terms of VCB’s salary continuation agreements without modification and that the VCB executives would agree to reductions in their contractually agreed upon change in control payments.

During the week of April 14, 2014, multiple drafts of the definitive agreement were circulated between the parties to address a variety of items.

On April 22, 2014, VCB’s board of directors met with representatives of Monroe and Bryan Cave LLP, legal counsel to VCB, to discuss the draft definitive agreement.  Monroe presented a summary of the financial fairness of the proposed transaction, as well as an updated overview of the merger market.  Bryan Cave LLP presented a review of the director’s fiduciary duties in connection with consideration of a potential transaction and reviewed the material terms of the draft definitive agreement.  After full discussion, the Board unanimously voted to approve the transaction so long as the merger consideration was fixed at 0.1135 shares of FNB Bancorp stock for each share of VCB common stock, and that agreements had been reached between FNB Bancorp and VCB’s preferred shareholders and between FNB Bancorp and VCB’s executive officers regarding FNB Bancorp’s proposed cut-backs to each party.

From April 22, 2014 through May 15, 2014, VCB and FNB Bancorp continued to exchange drafts of the definitive agreement and disclosure schedules thereto.

On April 25, 2014, at the regular monthly meeting of the board of directors of FNB Bancorp, management reported on the status of discussions with VCB about the draft definitive agreement and the discussions with the holders of VCB preferred stock.

Following the board meeting on April 25, 2014, FNB Bancorp continued direct discussions with the holders of VCB’s preferred stock and VCB’s executive management team to reach agreement. By the middle of May, FNB Bancorp reached an agreement as to the basic terms of the purchase with VCB’s holders of the Series A and Series B preferred stock to pay $750 per share in the merger. FNB Bancorp and VCB’s executives had also agreed that the salary continuation agreements would be assumed without modification, but that all existing VCB change in control agreements would be terminated in connection with the proposed merger. Each of the executive’s employment with VCB would also be terminated immediately prior to closing, although FNB Bancorp retained the right to negotiate for continued employment if desired by FNB Bancorp. Each of the VCB executives would receive payments at the closing of the merger, so long as they remained with VCB until completion of the merger.

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On May 15, 2014, VCB’s board of directors met again with representatives of Monroe and Bryan Cave LLP to discuss the draft definitive agreement. VCB’s board of directors unanimously approved the execution of the merger agreement.  In reaching its decision to approve the merger agreement, and to recommend approval by VCB’s shareholders, the board determined that the merger is in the best interests of VCB and its shareholders.  In that process, VCB’s board of directors considered a number of factors, including but not limited to the following:

•	the value of the consideration to be received by VCB shareholders relative to the book value and earnings per share of VCB common stock and the book value and earnings per share of FNB Bancorp common stock;
•	information concerning the financial condition, results of operations and business prospects of VCB and FNB Bancorp;
•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with FNB Bancorp;
•	the alternatives to the merger, including remaining an independent institution;
•	the competitive and regulatory environment for financial institutions generally;
•	the business prospects for VCB going forward, including the impact of
o	the enforcement action between VCB and the FDIC;
o	the preferred stock previously issued to the U.S. Treasury and now held by private investors; and
o	the need to retain qualified management pursuant to the terms of the enforcement action;
•	the management time and attention required for reporting under the regulatory enforcement action, as well as the out-of-pocket costs required for ensuring compliance with the regulatory enforcement action;
•	the opinion of Monroe that the consideration to be received by VCB’s common shareholders as a result of the merger is fair from a financial point of view, as well as the analysis provided by Monroe; and
•	Certain non-financial considerations related to the Merger, including
o	the social and economic effects of the merger on VCB’s present and future customers and employees;
o	the social and economic effects of the merger on the communities in which VCB is located; and
o	the effect of the merger on VCB’s ability to fulfill VCB’s corporate objectives, which focus on serving as a community banking institution in the local communities.
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In addition, the board of directors discussed VCB’s efforts to raise capital through the recapitalization, which had not come to fruition. During its deliberations, VCB’s board of directors did not assign any relative or specific weight to any of the factors that are discussed above, and individual members of the VCB’s board of directors may have given different weights to different factors as they were discussed. In addition, the discussion of the information above and factors considered is not intended to be exhaustive of the factors considered.

On May 19, 2014, the board of directors of FNB Bancorp and FNBNC met in a joint special meeting with its executive officers, legal counsel and a representative of Western Financial Corporation to review the proposed final form of the merger agreement and exhibits thereto. After extensive review and discussion of the proposed final form of the merger agreement and exhibits, followed by an updated review of the financial results and projections of FNB Bancorp and VCB and an evaluation of various factors relevant to consummation of the proposed business combination, and based upon the advice of legal counsel and the opinion of Western Financial Corporation that the merger consideration was fair, from a financial point of view, to the holders of FNB Bancorp common stock, the directors of FNB Bancorp and FNBNC determined that a business combination with VCB would be in the best interests of the shareholders of FNB Bancorp and voted unanimously to approve the merger agreement and authorized and directed its executive officers, with the advice of legal counsel, to execute and deliver the merger agreement and exhibits with VCB. In addition, the board of directors of FNB Bancorp and FNBNC voted unanimously to authorize and approve the execution and delivery of purchase agreements with the holders of VCB preferred stock, EJF Capital LLC and Dunhill Asset Services V LLC, concurrently with the execution and delivery of the merger agreement and exhibits with VCB, each in the proposed final form distributed to the directors and discussed at the meeting.

On May 22, 2014, FNB Bancorp and VCB’s preferred shareholders executed agreements providing for the preferred holders to receive $750 per share in full satisfaction of their preferred shares upon completion of the proposed merger between FNB Bancorp and VCB.

On May 22, 2014, FNB Bancorp and VCB executed the merger agreement and issued a public announcement of the merger.

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Objection to Merger by Mr. Stephen Taylor

On June 17, 2014, Mr. Stephen S. Taylor, Jr., a shareholder, sent a letter to the VCB Board of Directors, stating that, based on his review of publicly available information regarding the recently announced agreement to merge into FNB, the announced transaction price seemed very low. His letter also requested answers to a list of eleven questions, all related to the decision-making process followed by the VCB Board of Directors prior to signing the agreement. Subsequently, on August 11, 2014, Mr. Taylor, a 9.8% shareholder of VCB, provided an additional letter to the VCB Board of Directors, stating his objection to the proposed merger with FNB and his belief that it would be preferable for VCB to remain an independent institution (the “Taylor Letter”).  The Taylor Letter objected to the FNB merger on a number of bases, including Mr. Taylor’s belief that the proposed merger consideration was insufficient, that the merger may not preserve VCB’s deferred tax asset and that the VCB Board of Directors did not carry out a thorough and timely market check to identify if others might provide a better opportunity.

The Taylor Letter stated that Mr. Taylor would be personally prepared to negotiate a definitive agreement, and following regulatory approvals and completion of satisfactory due diligence, to offer to purchase up to 40% of the outstanding shares of VCB common stock not currently held by him for cash in the amount of $4.12 per share, subject to standard tender offer conditions.

On August 19, 2014, the VCB Board of Directors reviewed the Taylor Letter.  Following discussions with legal counsel and its financial advisors and consideration of all material information, the VCB Board of Directors unanimously confirmed their commitment to the consummation of the merger with FNB and renewed their recommendation to shareholders to approve the merger.  The Board of Directors of VCB unanimously believes that the proposed merger with FNB is in the best interests of VCB and its shareholders.  On August 20, 2014, VCB responded to the Taylor Letter indicating its commitment to consummate the merger with FNB (the “VCB Letter”).

Copies of the VCB Letter and the Taylor Letter have been delivered to FNB Bancorp and the Department of Business Oversight and are available for any shareholder to review upon request to VCB (at Valley Community Bank, 465 Main Street, Pleasanton, California 94566, Attention: Chief Executive Officer, telephone (925) 621-7200) or to FNB (at FNB Bancorp, 975 El Camino Real, Third Floor, South San Francisco, California 94080, Attention: Chief Executive Officer, telephone (650) 875-4865).

A public hearing will be held before the Commissioner of Business Oversight of the State of California, or a person designated by the Commissioner of Business Oversight, at One Sansome Street, Sixth Floor, San Francisco, California 94104, on October 23, 2014 at 10:00 a.m. VCB shareholders may wish to conduct their own due diligence and retain independent counsel, such as a lawyer, accountant or financial advisor. VCB shareholders and their agents may appear at the hearing in favor of, or in opposition to, the granting of the permit. Whether or not you plan to attend, you are invited to make your views known by sending correspondence to Danielle A. Stoumbos, Corporations Counsel, One Sansome Street, Suite 600, San Francisco, California 94104, at least three business days prior to the hearing.

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Interested parties may also attend the hearing telephonically by dialing 1.800.434.1335 (toll-free) from within the United States or 1.404.920.6442 from outside of the United States. The conference identification number for both lines is 131618#.

E.	CONSIDERATION TO BE RECEIVED IN THE MERGER

Common Stock. Each share of VCB common stock issued and outstanding immediately prior to the effective time of the merger (other than any shares to which dissenters’ rights have been perfected under Chapter 13 of the California Corporations Code will be converted into the right to receive a number of shares of FNB Bancorp common stock (or fraction thereof, which will be paid in cash) equal to 0.1135 shares of FNB Bancorp common stock for each one (1) share of Valley Community Bank common stock.

No fractional shares of FNB Bancorp common stock will be issued to holders of VCB common stock. Instead, each holder entitled to a fraction of a share will receive, at the time of surrender of the certificate or certificates representing the holder’s shares, an amount in cash equal to the market value per share of the FNB Bancorp common stock, being the weighted average closing price of FNB Bancorp common stock quoted on the OTC Bulletin Board for the ten (10) trading days immediately preceding the effective date of the merger, multiplied by the fraction of a share of FNB Bancorp common stock to which such holder would otherwise be entitled.

Preferred Stock. Each share of VCB preferred stock (whether Series A Preferred Stock or Series B Preferred Stock) issued and outstanding immediately prior to the effective time of the merger will, as of the effective time of the merger, automatically be converted into and shall thereafter represent the right to receive cash in the amount of $750.00 per share.

On January 9, 2009, VCB received $5.5 million as a participant in the U.S. Treasury Department’s TARP Capital Purchase Program and, in return, VCB issued 5,500 shares of its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”). At the same time, VCB issued a warrant to the U.S. Treasury Department for 275 shares of its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), which was immediately exercised. In October 2013, the U.S. Treasury auctioned all of these shares of VCB preferred stock to private investors, selling the Series A Preferred Stock for $417.60 per share and the Series B Preferred Stock for $257.51 per share. At present, the 5,500 shares of Series A Preferred Stock and the 275 shares of Series B Preferred Stock remain outstanding.

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On May 22, 2014, concurrently with the signing of the merger agreement, FNB Bancorp and FNBNC entered into purchase agreements with the investors holding all of the 5,775 shares of outstanding VCB preferred stock, committing to purchase all of the preferred shares for cash in the amount of $750 per share, subject to and effective with the closing of the merger of VCB with and into FNBNC. Copies of such agreements, in the forms signed with the holders, EJF Capital LLC and Dunhill Asset Services V LLC on May 22, 2014, are Exhibits D and E to the merger agreement attached to this Notice as Exhibit A. Pursuant to those agreements, the holders have consented to the merger and both have agreed, in accordance with separate support agreements signed by each of them with FNB Bancorp and FNBNC on July 10, 2014, to vote their shares of VCB preferred stock in favor of the plan of reorganization and merger at a special meeting of VCB shareholders, which includes the conversion of preferred shares into the right to receive cash at the effective time of the merger. Further, EJF Capital LLC and Dunhill Asset Services V LLC have entered into an Escrow Agreement dated June 4, 2014, with FNB Bancorp and FNBNC and with Union Bank, N.A. as Escrow Agent, whereby they have deposited the original stock certificates for the 5,775 shares of VCB preferred stock into escrow, pending consummation of the merger and related transactions under the plan of reorganization.

There are no known affiliations or conflicts of interest between the holders of the VCB preferred stock, EJF Capital LLC and Dunhill Asset Services V LLC or either of them, on the one hand, and FNB Bancorp or FNBNC or VCB on the other hand, or between the holders of the VCB preferred stock and any other party to the proposed merger transaction.

F.	VCB STOCK OPTIONS

At the effective time of the merger, all outstanding options to purchase VCB common stock, whether or not then vested or exercisable and whether or not in-the-money or out-of-the-money, will be cancelled and be of no further effect.

However, prior to the effective time of the merger, all outstanding options to purchase VCB common stock will remain exercisable for VCB common stock in accordance with their terms and any shares of VCB common stock issued upon the exercise of such an option and still outstanding at the effective time of the merger will be converted into the right to receive shares of FNB Bancorp common stock in the same manner as all other shares of VCB common stock then issued and outstanding will be converted. Further, immediately prior to the effective date of the merger, each person holding one or more “in-the-money” options to purchase VCB common stock, whether or not vested, pursuant to the Valley Community Bank 1998 Employee Stock Option Plan, the Valley Community Bank 1998 Directors’ Stock Option Plan, and the Valley Community Bank 2009 Omnibus Equity Incentive Compensation Plan (the “VCB Option Plans”), will be entitled to receive (and may elect to receive), in lieu of each share of VCB common stock that would otherwise have been issuable upon exercise of such options, an amount in cash, without interest, equal to $3.00 minus the exercise price per share with respect to the corresponding option, subject to the payment of all applicable withholding and payroll taxes.

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An option to purchase stock is described as being “in-the-money” when the option exercise price is below the $3.00 price offered in the merger or the value of the underlying stock itself. For example, if someone has been granted an option to purchase stock with an exercise price of $2.00 per share and the market price of the stock is at $3.00 per share, his or her option is considered to be “in-the-money” because the holder of the option can buy the stock at $2.00 per share and then immediately sell the stock for $3.00 per share, a $1.00 gain. In the current transaction, for VCB stock option purposes, FNB Bancorp and VCB have set the value of VCB common stock at $3.00 per share. That is, when FNB Bancorp and VCB agreed to fix the Conversion Ratio at 0.1135 shares of FNB Bancorp common stock for each one share of VCB common stock, based on a $3.00 per share value to holders of VCB common stock, a $3.00 value was also applied to stock options (see Section D of this Notice, “Background of and Reasons for the Merger”). For ease of understanding and calculation, the stock option value was fixed at $3.00 per share rather than allowing fluctuation with the future value of FNB Bancorp common stock.

Options to purchase a total of 207,160 shares of VCB common stock have been granted and remain outstanding under the VCB Option Plans, held by fifteen (15) directors, officers and key employees of VCB. A summary of these outstanding options is as follows:

Option Exercise Price	Number of Option Shares	Number of Holders

less than $3.00 per share (“in-the-money”)	50,000	1
$3.00 or more per share (“out-of-the-money”)	157,160	14

G.	OPINION OF VCB’S FINANCIAL ADVISOR

VCB retained Monroe to act as its financial advisor in connection with the merger and Monroe participated in certain negotiations leading to the merger. As part of its engagement, VCB requested that Monroe provide it an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the common shareholders of VCB. Monroe is a nationally-recognized investment banking firm that provides specialized corporate finance and investment research services to financial services companies. In the ordinary course of its investment banking business, Monroe is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. VCB selected Monroe as its financial advisor based upon Monroe’s qualifications, expertise, and reputation in such capacity.

At the May 15, 2014 meeting of the VCB directors to consider the transaction, Monroe delivered to the board of directors its oral opinion that, as of such date and based upon and subject to various matters set forth in its opinion, the merger consideration was fair, from a financial point of view, to VCB’s common shareholders. At this meeting, the board of directors voted to approve the merger and the signing of the merger agreement was subsequently executed on May 22, 2014 and Monroe’s opinion was confirmed in writing on that date.

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Pursuant to an agreement with VCB dated January 14, 2014, Monroe will receive a fee of $100,000 for its services as financial advisor to VCB (including rendering its fairness opinion). VCB has also agreed to indemnify Monroe against certain liabilities arising out of its engagement. Monroe’s fairness opinion was approved by Monroe’s fairness opinion committee. Neither Monroe nor any of its affiliates has a material financial interest in VCB or FNB and there are no affiliations or potential conflicts of interest between Monroe and its affiliates and VCB or FNB, or between Monroe and its affiliates and any other party to the merger; however, Siena Capital Management, LLC, a limited liability company under common control with Monroe, serves as the manager of two private investment funds, Siena Capital Partners I, L.P. and Siena Capital Partners Accredited, L.P. (collectively, “Siena”), and Siena owns 62,689 shares in aggregate of the outstanding Common Stock of VCB, or approximately 3.3%, which shares were accumulated from June 24, 2008 to November 2, 2009. The members of Siena Capital Management, LLC are also shareholders of Monroe Securities Holdings, Inc., the holding company for Monroe.

Western Financial Corporation, an investment banking firm based in San Diego, California, has acted as financial advisor to FNB and FNBNC in connection with the merger and participated in certain of the negotiations leading to execution of the merger agreement.

H.	INTERESTS OF VCB OFFICERS AND DIRECTORS IN THE MERGER

VCB directors and executive officers have interests in the merger in addition to their interests as VCB shareholders. The VCB board of directors is aware of these interests and considered them, among other matters, in recommending approval of the merger proposal.

Ownership of VCB Common Stock. The directors and executive officers of VCB (as a group) own an aggregate of 474,587 shares, or approximately 25.26% of the 1,878,886 shares of VCB common stock currently issued and outstanding (excluding 207,160 shares subject to outstanding and unexercised stock options held by the VCB directors and executive officers). None of the directors or executive officers of FNB Bancorp owns any shares of VCB common stock.

Stock Options. All of the VCB directors and officers (10 persons) have been granted options to purchase shares of VCB common stock pursuant to the terms of the VCB Option Plans. Of those options, only the options held by John Z. Barr, Executive Vice President and Chief Credit Officer of VCB, are considered “in-the-money” (see Section F of this Notice, “VCB Stock Options”).

Board of Directors. None of the current directors of VCB are expected to become directors of FNB or FNBNC. All of the current FNB Bancorp and FNBNC directors will continue to serve on the board of directors of FNB Bancorp and FNBNC after the effective time of the merger.

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Executive Officers. None of the current executive officers of VCB is expected to become an officer or employee of FNB or FNBNC, although one or more of the executive officers may be requested to provide consulting services to FNB and FNBNC during a transition period following the effective time of the merger, subject to such terms and conditions as may be mutually acceptable to the parties. Immediately prior to the effective time of the merger, the employment of the Chief Executive Officer, the Chief Financial Officer and the Chief Credit Officer of VCB will be terminated. See “Executive Officer Agreements” below regarding the Termination of Change in Control Agreements signed between VCB and these executive officers on May 22, 2014.

Indemnification; Directors and Officers Insurance. For a period of four (4) years following the effective time of the merger, FNB Bancorp is obligated to indemnify present and former directors and officers of VCB in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that VCB is permitted to indemnify its directors and officers. In addition, FNB Bancorp is obligated for four (4) years from the effective time, to provide the portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of VCB on terms and conditions comparable to those provided by VCB; provided, however, that FNB Bancorp is not required to spend on an annual basis more than 150% of the current amount spent by VCB to procure such insurance coverage.

Office Lease. Upon closing of the merger, FNBNC will acquire the VCB banking offices (and related lease agreements) located in Pleasanton, Livermore and San Jose, including the lease dated February 1, 2013, by and between 1150 South Bascom (as landlord) for the premises located at 1150 South Bascom Avenue, San Jose, California. This landlord is a limited liability company controlled by a VCB Director, Phillip R. Boyce. The VCB board of directors has previously determined that the terms of this lease are no less favorable to VCB than if the transaction had been entered into with an unrelated party.

Executive Officer Agreements. On May 21, 2003 (and as subsequently amended in 2006, 2007 and 2010), VCB entered into Salary Continuation Agreements with each of Richard P. Loupe, President and Chief Executive Officer of VCB, and Rebecca I. Holowich, Executive Vice President and Chief Financial Officer of VCB, which provide that VCB will pay each executive officer a portion of his or her annual salary for a period of fifteen (15) years from the date of retirement, which may be as early as such executive officer’s 65th birthday. Under these agreements, when fully vested, Mr. Loupe and Ms. Holowich would be entitled to an annual retirement benefit of $125,000 and $75,000, respectively. In the event of termination of employment prior to retirement age for any reason other than for cause, death or total and permanent disability of the executive officer prior to age 65, the executive officer would receive a lump sum payment in lieu of any other payment under the executive officer’s salary continuation agreement. Mr. Loupe is currently 65 years of age and Ms. Holowich will be 65 years of age in November 2014. The VCB payment obligations under these salary continuation agreements will be assumed by FNB Bancorp at the effective time of the merger.

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On July 18, 2007, VCB entered into Change in Control Agreements with Richard P. Loupe, President and Chief Executive Officer, and Rebecca I. Holowich, Executive Vice President and Chief Financial Officer, providing for the payment of certain “change in control benefits” in the event of specified changes in the control of VCB. Also, on October 30, 2012, VCB entered into a similar Change in Control Agreement with John Z. Barr, Executive Vice President and Chief Credit Officer. In each case, the change in control benefit would be a function of the executive’s annual base salary or a multiple of the executive’s annual base salary. The cancellation of these benefits and the termination of employment of all three executives were made conditions to the obligations of FNB and FNBNC to consummate the merger and, on May 22, 2014, concurrently with the signing of the merger agreement, VCB entered into Termination of Change in Control Agreements with Mr. Loupe, Ms. Holowich and Mr. Barr to accomplish those results. On the same date, each executive officer entered into a Non-Solicitation and Confidentiality Agreement, substantially in the same form as signed by each of the VCB directors on May 22, 2014. The form of such Non-Solicitation and Confidentiality Agreement is Exhibit C to the merger agreement attached to this Notice as Exhibit A. Pursuant to the individual Termination of Change in Control Agreements for Richard P. Loupe, Rebecca I. Holowich and John Z. Barr, and as a component of the consideration to be provided to the executive for his or her agreements and acknowledgements, including cancellation of his or her change in control benefits, VCB agreed to pay (or to cause FNBNC to pay) to these executive officers at the effective time of the merger the following lump sum amounts: Richard P. Loupe, $210,262.12; Rebecca I. Holowich, $139,466.80; and John Z. Barr, $151,071.08. The total of these payments is $500,800, the limit agreed to by VCB and FNB in the merger agreement. In the event an executive (a) resigns, whether voluntarily or under a claim of constructive discharge, or (b) is involuntarily terminated by VCB for “cause,” in either case, prior to the effective time of the merger, the executive will forfeit any right to such a payment.

Shareholder Agreements. Each member of the VCB board of directors has entered into a Shareholder Agreement with FNB Bancorp, pursuant to which they have agreed to vote the shares of VCB shares owned or controlled by them in favor of and to approve the principal terms of the merger agreement, the merger and the related transactions contemplated thereby. The Shareholder Agreements also prohibit the directors from entering into any agreement to sell, transfer or otherwise dispose of their shares of VCB stock and require the directors, subject to their fiduciary duties to the shareholders of VCB, to use their best efforts to recommend and obtain the approval of the shareholders of VCB of the principal terms of the merger agreement, the merger and the related transactions contemplated thereby, and any other matters contemplated by the merger agreement which requires approval of the shareholders of VCB. The form of such Shareholder Agreement is Exhibit B to the merger agreement attached to this Notice as Exhibit A.

I.	CONDUCT OF BUSINESS PENDING THE MERGER

Under the merger agreement, FNB and VCB have each agreed that, during the period from the date of the merger agreement to the effective time of the merger, it and its subsidiaries will:

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•	preserve its business and business organizations intact;
•	preserve the good will of customers and others having business relations with it;
•	consult with each party as to the making of any decisions or the taking of any actions in matters other than in the ordinary course of business;
•	maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted);
•	comply with all laws, regulations and decrees applicable to the conduct of its business;
•	use its best efforts to keep in force at not less than its present limits all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable;
•	use its reasonable best commercial efforts to keep available the services of its present officers and employees;
•	comply with all orders and agreements or memoranda of understanding with respect to it made by or with the OCC, FDIC, FRB, DBO or any other government agency or regulatory authority of competent jurisdiction;
•	file in a timely manner all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;
•	conduct an environmental audit prior to foreclosure on any property concerning which it has knowledge that asbestos or asbestos-containing material, PCB’s or PCB-contaminated materials, any petroleum product, or hazardous substance or waste was or is present;
•	not sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets except in the ordinary course of business;
•	not take any action with respect to its investments or risk management arrangements which are inconsistent with the policies established by its board of directors; and
•	not take any action to create, relocate or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity.
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In addition, VCB has agreed that it will:

•	take all necessary action to terminate and cancel the VCB stock option plans and all stock option agreements outstanding at the effective time of the merger, provided that any “in-the-money” stock option will be exchanged for an amount in cash, without interest, equal to $3.00 minus the exercise price per share, to be paid by VCB immediately prior to the effective time of the merger;
•	take all necessary action to terminate and cancel the VCB 401(k) savings plan and all other VCB employee benefit plans immediately prior to the effective time of the merger;
•	pending consummation of the merger, not make, approve, or grant to any of its directors, officers, employees or agents: (i) any increase in the compensation payable or to become payable by it (including, but not limited to, compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement other than compensation related to a VCB employee stock ownership plan contribution for 2014 which is consistent with the amount contributed for 2013); (ii) any bonus payment or any agreement to make a bonus payment; (iii) any stock option, warrant or other right to acquire capital stock (except as provided in the merger agreement); (iv) any employment or consulting agreement, unless FNB Bancorp has given its prior written consent, and except for payments to officers and employees of VCB of regular salary increases, consistent with past practices in connection with regular salary reviews or bonuses consistent with past practices, as disclosed to FNB Bancorp;
•	not cause, allow or suffer its officers or agents to commit to any loan or renewal which does not comply in all material respects with its credit policies in effect and as disclosed to FNB Bancorp prior to the date of the merger agreement, provided, however, that all new stand-alone extensions of credit over $100,000 for non-real estate secured loans and all unsecured loans and $250,000 for real estate secured loans, except for conforming FHLMC and FNMA loans, will be subject to FNB Bancorp’s prior written consent. The prior written consent of FNB Bancorp will be deemed to have been given if no response is provided following written request by VCB for consent within one (1) business day of such request for extensions of credit less than $250,000, or three (3) business days after such request for larger extensions of credit;
•	notify FNB Bancorp promptly in writing upon the occurrence of: (1) the classification of any loan as “Non-Accrual,” “Watch,” “Other Assets Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” or (2) the filing or commencement of any legal action or other proceeding or investigation against VCB, and will provide to FNB Bancorp on request reports on specified loans as described in the merger agreement;
•	subject to specified exceptions, incur or commit to any new capital expenditures; and
•	not declare, set aside or pay any dividend or other distribution in respect of its common stock.
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J.	ADDITIONAL AGREEMENTS

Merger or Solicitation. Subject to the fiduciary duty of VCB board of directors, prior to the effective time of the merger, VCB has agreed not to enter into a transaction or series of transactions with any third persons or groups providing for the acquisition of all or a substantial part of VCB, whether by way of merger, exchange of stock, sale of assets, or otherwise (“Business Combination”). VCB has also agreed not to acquire or agree to acquire any of its own capital stock or the capital stock or assets (except in a fiduciary capacity or in the ordinary course of business) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them, solicit or encourage any inquiries, discussions or proposals for any Business Combination with any third party. VCB has also agreed not to disclose, directly or indirectly, any nonpublic information to any group concerning VCB’s business, properties, books or records or otherwise encourage any person, having any actual or prospective role with respect to any Business Combination. However, in the event the VCB board receives a bona fide unsolicited offer for a Business Combination of VCB with another entity, and reasonably determines, upon advice of counsel, that as a result of the offer, any duty to act or to refrain from doing any act under the merger agreement is inconsistent with the continuing fiduciary duties of the board to its shareholders, subject to the provisions of the merger agreement, including payment of a termination fee to FNB Bancorp, a violation of VCB’s covenants described above will be excused, and the violation will not constitute the failure of any condition or a breach of the merger agreement. If the merger is terminated because VCB breaches the agreement against entering into a Business Combination, VCB is required to pay to FNB Bancorp a termination fee (see Section O of this Notice, “Termination Fees”).

Filings and Other Actions. In the merger agreement, FNB Bancorp and VCB have each agreed to use all reasonable efforts:

•	to take all actions necessary to comply promptly with all legal requirements which may be imposed on each party or its subsidiaries with respect to the transactions contemplated by the merger agreement;
•	to obtain (and to cooperate with the other party to obtain) any governmental or private consent, authorization, order, exemption or approval which is required to be obtained or made by each party or any of its subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement; and
•	to use its best efforts to take all actions necessary and proper or advisable to complete, as soon as practicable, the transactions contemplated by the merger agreement.
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Indemnification; Directors and Officers Insurance. Under the terms of the merger agreement, from and after the effective date, FNB Bancorp and VCB will indemnify and hold harmless each present or former officer or director of the other against all losses, claims, damages, liabilities, costs, expenses or judgments or amounts that are paid in the settlement of or in connection with any claim, action, suit, proceeding or investigation based on or arising out of any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement/Prospectus.

From and after the effective date, FNB Bancorp will include in its director and officer insurance policy the persons who served as directors and officers of VCB, or obtain extended coverage under VCB’s director and officer insurance policy, to cover claims made for a period of four (4) years (or three (3) years if not available) after the effective date of the merger regarding acts or omissions of VCB’s directors or officers prior to the effective date of the merger. However, FNB Bancorp will not be obligated to make annual premium payments for the insurance to the extent the premiums exceed 150% of the premiums paid by VCB for the insurance, as previously disclosed to FNB Bancorp. Additionally, during this time period FNB Bancorp will provide indemnification to the present and former directors, officers, employees and agents of VCB to the fullest extent permitted by Section 317 of the California Corporations Code and VCB’s Articles of Incorporation and Bylaws.

Employees and VCB Benefit Plans. Under the terms of the merger agreement, VCB has agreed to terminate the employment of all VCB employees (including the executive officers), effective as of the close of business on the business day immediately preceding the closing date, and FNB will have the right, but not the obligation, to offer, subject to FNB’s normal new employee screening procedures, new employment with FNB to any or all VCB employees, with effect as of the closing date. No VCB employee will have a right to continued employment or a right to be employed by FNB and any employee who elects to accept employment with FNB will be considered an “at will” employee under the same conditions as FNB’s other employees. Any VCB employees offered employment with FNB will be offered employment at base wages and salaries reasonably consistent with the wages and salaries paid to FNB’s other employees. All employees who accept employment with FNB will be eligible to participate in the employee benefit plans and other fringe benefits of FNB on the same basis as such plans and benefits are offered to the other employees of FNB having comparable positions with FNB, and such employees will receive credit for their length of service with VCB for all purposes under each employee benefit plan and fringe benefit provided to such employees, based on the employment information provided by VCB. Except as may otherwise be agreed between FNB or FNBNC and any employee who may be hired by them, FNB and FNBNC will retain the right to terminate, reassign, promote or demote any VCB employee at any time after the closing date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such VCB employee at any time after the closing date, at their discretion.

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Terminations, relocations and mass layoffs in the State of California are regulated by Labor Code Sections 1400-1408, referred to as the Cal-WARN Act, which provide that an employer may not order a termination, mass layoff or relocation at a “covered establishment” unless 60 days before the order takes effect the employer gives written notice of the order to employees and the California Employment Development Department, and such notice must include the notice elements required by the federal Worker Adjustment and Retraining Notification Act (“WARN”). The Cal-WARN Act defines the term “covered establishment” to mean any industrial or commercial facility that employs, or has employed within the preceding 12 months, 75 or more persons, and WARN covers employers with 100 or more employees. Because VCB employs approximately 34 persons, neither the Cal-WARN Act nor WARN is expected to apply to the prospective termination of VCB employees described above.

As indicated, FNB will not be obligated to offer employment to every VCB employee and the salary offered to some may not be equal to or exceed the salary provided by VCB. However, in recognition of the importance of employee retention during the period from signing the merger agreement until the closing date (see Section I of this Notice, “Conduct of Business Pending the Merger”) and to acknowledge years of service to VCB, each “Non-Offer Employee” will be paid severance within 30 days after the closing date. “Non-Offer Employee” for this purpose is defined to mean as any person (other than the three VCB executive officers) employed by VCB on May 22, 2014 (the date of the merger agreement), who is not offered employment by FNB or FNBNC with a salary at least equal to the VCB salary being provided to such person on May 22, 2014, and who continues to be an employee of VCB until the closing date. The amount of severance pay will vary according to salary and years of service. Generally, the severance will equal 2 weeks of base salary for each whole year of service with VCB, except that each Non-Offer Employee shall receive minimum severance equal to 4 weeks of base salary and maximum severance equal to 26 weeks of base salary.

Example A: A Non-Offer Employee who joined VCB in 2011 and has completed 2 full years of service and remains employed by VCB on the closing date would be entitled to severance equal to 4 weeks of base salary.

Example B: A Non-Offer Employee who joined VCB in 2010 and has completed 4 full years of service and remains employed by VCB on the closing date would be entitled to 8 weeks of base salary.

Example C: A Non-Offer Employee who joined VCB in 2000 and has completed 14 full years of service and remains employed by VCB on the closing date would be entitled to severance equal to 26 weeks of base salary.

Any former employee of VCB who accepts employment with FNB or FNBNC but whose employment with FNB or FNBNC is terminated as a result of an elimination of such person’s position with FNB or FNBNC (and not as a result of actions or inactions by such person that give rise to a termination of employment for cause) within six (6) months of the closing date would also be considered a “Non-Offer Employee.”

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Under the terms of the merger agreement, all VCB “Employee Plans” (defined as a list which has been prepared by VCB and provided to FNB setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefit, disability and other fringe benefit plans, trust agreements, arrangements and commitments of VCB) will be terminated, frozen, modified or merged into the employee benefit plans of FNB on or at any time after the effective date of the merger, at the sole discretion and election of FNB, in accordance with, and subject to, the terms of such plans and applicable laws and regulations and the provisions of the IRC, all as will be determined by FNB. Most of the VCB Employee Plans are expected to be terminated on the effective date of the merger. Prior to any such change, former employees of VCB who may become employees of FNB or FNBNC will be afforded the same or substantially similar employee benefits as in effect at FNB for its other similarly situated employees prior to the effective date of the merger, including, but not limited to, medical insurance and 401(k) employer contributions. Benefit coverage will be discussed with each employee individually, to identify and accommodate to the extent feasible any special requests related to an employee’s transition from VCB Employee Plans to the employee benefits in effect for FNB employees. After any such change, former employees of VCB who may have accepted employment with FNB or FNBNC will be eligible to commence participation in the FNB employee benefit plans, subject to their terms of employment and the scope of benefits then offered under such plans.

K.	REPRESENTATIONS AND WARRANTIES

The merger agreement contains customary mutual representations by each of FNB Bancorp and VCB relating to, among other things (1) corporate organization, existence and power to enter into the merger agreement and consummate the merger, (2) capitalization, (3) due authorization, execution, delivery, performance and enforceability of the merger agreement, (4) required governmental and third party consents and approvals and that neither the merger agreement nor the transactions contemplated by the merger agreement violate either party’s organizational documents, applicable law and specified material agreements, (5) financial statements, (6) compensation of officers and employees, (7) the accuracy of the information provided by each of FNB Bancorp and VCB for inclusion in the Proxy Statement/Prospectus, (8) compliance with applicable laws and possession of requisite governmental permits and licenses, (9) filing of tax returns, payment of taxes and related matters, (10) material contracts, (11) employee benefit plans and agreements, (12) title to properties, (13) transactions with affiliates, (14) the absence of material litigation, (15) insurance, (16) bank regulatory matters, (17) the absence of material changes or events since March 31, 2014, (18) the absence of undisclosed liabilities, (19) retention of brokers, (20) environmental matters, (21) ownership of intellectual property, (22) adequacy of loan reserves, (23) compliance with the Community Reinvestment Act, (24) review and performance of VCB loans, (25) absence of restrictions on ability to dispose of investments, (26) absence of collective bargaining agreements, (27) validity and prudence of risk management instruments, (28) accuracy of information in governmental filings to be made in connection with the merger, and (29) accuracy of representations and warranties as of the closing date.

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The representations and warranties of FNB Bancorp and VCB terminate as of the effective time of the merger.

L.	CONDITIONS TO THE COMPLETION OF THE MERGER

The merger will occur only if specified conditions are satisfied, unless the affected party agrees to waive any condition that is not satisfied. It is not certain when or if the conditions to the merger will be satisfied or waived, or if the merger will be consummated.

Each party’s obligation to complete the merger is subject to various conditions which include the following, in addition to other customary closing conditions:

•	The principal terms of the merger agreement, the merger and the related transactions contemplated thereby, must be approved by the affirmative vote or consent of shareholders holding at least two-thirds (2/3) of all outstanding shares of VCB common stock and shareholders holding at least two-thirds (2/3) of all outstanding shares of VCB preferred stock.
•	All necessary governmental filings must have been made and all necessary governmental approvals must have been obtained and be in effect. In addition, no governmental approval must require either of FNB Bancorp or VCB to divest or cease any of its present businesses or operations or impose any other condition or requirement which it, in its reasonable judgment, considers to be materially burdensome.
•	No legal, administrative, arbitration, investigatory or other proceeding by any governmental or regulatory authority which seeks to restrain or prohibit the merger must have been commenced or be threatened.

•	Receipt by FNB Bancorp of a tax opinion based on customary assumptions and exceptions and factual statements and representations provided by the parties, substantially to the effect that, under federal income tax law: (a) the merger constitutes a “reorganization” within the meaning of IRC Section 368(a)(1)(A) by reason of the application of IRC Section 368(a)(2)(D); (b) FNB, FNBNC and VCB are each a “party” to a reorganization within the meaning of IRC Section 368(b); (c) FNB, FNBNC and VCB will not recognize federal taxable gain or loss as a result of the Merger; (d) the federal income tax basis and holding periods of the shares exchanged between the parties to the merger will be the same as the federal income tax basis and holding periods of those shares prior to the merger; (e) to the extent that VCB shareholders exchange VCB common stock in the merger solely for FNB common stock, (i) no gain or loss will be recognized on the exchange, (ii) the federal income tax basis of the shares of FNB common stock received by former holders of VCB common stock will equal the federal income tax basis of such shareholders’ shares of VCB common stock exchanged (reduced by any amount allocable to fractional share interests for which cash is received), and (iii) the holding period for the shares of FNB common stock received will include the holding period for the shares of VCB common stock exchanged, provided that the VCB common stock exchanged was held as a “capital asset” as such term is defined in IRC Section 1221; and (f) to the extent that cash is received by holders of VCB common stock in lieu of fractional share interests in FNB common stock, the cash will be treated as being received by the holders of VCB common stock as a distribution in redemption of such shareholders’ fractional share interests, subject to the provisions and limitations of IRC Section 302.
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•	The representations and warranties made by the parties in the merger agreement must remain true and correct in all material respects as of the closing date and effective time of the merger, and each party must have performed and complied, in all material respects, with all of the agreements made in the merger agreement at or prior to the effective time of the merger.
•	Each party must have received a certificate signed by the other party’s president and chief financial officer to the effect that the representations and warranties of each party set forth in the merger agreement, subject to the disclosure schedules delivered by each party to the other party on or prior to the closing date, are true and correct in all material respects as of the closing date.
•	Holders of not more than 10% of the outstanding shares of VCB common stock must have perfected their dissenter’s rights in the manner required under Chapter 13 of the California Corporations Code, as applicable.
•	Each party must have received from the other party the certificates and other closing documents that their counsel reasonably requires in order to close the merger.
•	Each VCB director and executive officer must have delivered to FNB Bancorp a signed Non-Solicitation and Confidentiality Agreement.
•	Each member of the VCB board of directors must have delivered to FNB Bancorp a signed Shareholder Agreement, under which each member agrees to vote his or her shares of VCB common stock in favor of the merger under the merger agreement and to recommend to other shareholders of VCB that they also vote in favor of the merger.

The obligation of FNB Bancorp to consummate the merger is subject to the following additional conditions:

•	No material adverse change must have occurred since May 22, 2014, in the business, financial condition, results of operations or assets of VCB, and VCB must not have become a party to or threatened with any litigation or governmental proceeding that was not previously disclosed to FNB Bancorp.
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•	Not later than five (5) business days prior to the effective date, VCB will have furnished to FNB Bancorp a copy of its most recently prepared unaudited month-end consolidated financial statements for the month ended at least ten (10) business days prior to the effective date of the merger.
•	VCB must have received, or FNB Bancorp must be satisfied that VCB will receive, all consents from third parties as may be required to close the merger, and the consents must remain in effect at the closing date.

The obligation of VCB to consummate the merger is subject to the following additional conditions:

•	No material adverse change must have occurred since May 22, 2014, in the business, financial condition, results of operations or assets of FNB Bancorp and FNBNC, taken together, and FNB Bancorp must not have become a party to or threatened with any litigation or governmental proceeding which, in VCB’s reasonable judgment, could have a material adverse effect on the business, financial condition, results of operations or assets of FNB Bancorp and FNBNC taken together.
•	Not later than five (5) business days prior to the effective date, FNB Bancorp will have furnished to VCB a copy of its most recently prepared unaudited month-end consolidated financial statements for the month ended at least ten (10) business days prior to the effective date of the merger.
•	FNB Bancorp must have received, or VCB must be satisfied that FNB Bancorp will receive, all consents from third parties as may be required to close the merger, and the consents must remain in effect at the closing date.
M.	TERMINATION OF THE MERGER AGREEMENT

FNB Bancorp and VCB can mutually agree at any time to terminate the merger agreement without completing the merger, even if the shareholders of VCB have approved it. Also, the merger agreement can be terminated by either VCB or FNB Bancorp unilaterally if certain events occur, as described below. If the merger agreement is terminated, the merger will not occur.

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Either VCB or FNB Bancorp can terminate the merger agreement if:

The merger is not completed by December 31, 2014, unless this date is further extended by mutual agreement;

Any governmental agency denies or refuses to grant a required approval of the merger, unless the parties agree to appeal the denial or refusal or agree to file an amended application for the governmental approval;

VCB enters into an agreement by which it would be acquired in a business combination by another entity; or

The shareholders of VCB fail to approve the merger and there has not been a breach of one or more of the Shareholder Agreements.

FNB Bancorp can terminate the merger agreement if:

VCB breaches any representation or covenant in the merger agreement which would prevent the closing conditions from being satisfied, unless VCB cures the breach within 30 days after written notice from FNB Bancorp;

Any required governmental approval, consent or qualification includes or will not be issued without the imposition of any condition or requirement that would be materially burdensome to FNB Bancorp;

VCB fails to call a meeting of shareholders to approve the merger; or

The shareholders of VCB fail to approve the merger and there has been a breach of one or more of the Shareholder Agreements.

VCB can terminate the merger agreement if:

FNB Bancorp breaches any representative or covenant in the merger agreement which would prevent the closing conditions from being satisfied, unless FNB Bancorp cures the breach within 30 days after receipt of written notice from VCB.

Any termination described above must be made by written notice from the party seeking termination to the other party. In the event the merger agreement is terminated, it will become void and have no effect, except that the termination will not affect the provisions regarding payment of expenses, confidentiality, payment of any termination fees if applicable or any relevant general provisions of the merger agreement. In certain situations, a termination of the merger agreement will obligate VCB to pay $500,000 in liquidated damages to FNB (see Section O of this Notice, “Termination Fees”).

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If the merger agreement is terminated due to a party’s breach, the termination will not relieve the breaching party from its liability and the non-breaching party will retain all of its legal rights and remedies against the breaching party for its breach. Each party has acknowledged that money damages would be an insufficient remedy for any breach of the merger agreement and that irreparable damage would occur if the provisions of the merger agreement were not performed in accordance with its specific terms or were otherwise breached, and each party has agreed that each shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any federal or state court, in addition to any other remedy to which the parties are entitled by law or in equity. The merger agreement provides that in any action at law or suit in equity in relation to the merger agreement, the prevailing party in such action or suit will be entitled to recover its reasonable attorneys’ fees plus all of its other reasonable costs and expenses incurred in such action or suit.

N.	EXTENSION OF TIME OR WAIVER

At any time prior to the closing date, the parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered under it, and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. To “waive” means to give up rights. Any agreement on the part of a party to the merger agreement to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of the party.

O.	TERMINATION FEES

VCB is required to pay FNB Bancorp $500,000 in liquidated damages if FNB Bancorp terminates the merger agreement for any of the following reasons:

The special meeting of VCB shareholders has concluded with a vote to approve the principal terms of the merger agreement and the merger but the requisite two-thirds (2/3) approval is not obtained and any one or more of the VCB directors has failed to perform his or her Shareholder Agreement.

VCB failed to call a meeting of VCB shareholders and disseminate to its shareholders a Proxy Statement/Prospectus containing the unanimous recommendation of the VCB board of directors.

VCB enters into a business combination with another entity prior to December 31, 2014, or if within six (6) months after December 31, 2014, VCB enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a business combination with another entity and such entity had contacted VCB with an expression of interest in discussing a possible business combination prior to December 31, 2014.

Also, VCB is required to pay FNB Bancorp $500,000 in liquidated damages if VCB terminates the merger agreement to enter into a business combination with another entity because the VCB board of directors has received a bona fide unsolicited offer for a business combination of VCB with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to the merger agreement is inconsistent with the continuing fiduciary duties of the VCB board of directors to its shareholders.

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The payment of $500,000 would be FNB’s sole remedy for the failure of VCB to perform or comply with these particular promises -- FNB’s sole recourse for recovery of damages under these circumstances. Filing suit to recover the expenses it had incurred, and for its lost opportunity cost, was not deemed an adequate remedy for FNB. After good faith efforts by the parties to estimate damages for the anticipated harm, the parties agreed on $500,000 as a reasonable amount. The parties discussed a similar liquidated damages provision for VCB, applicable in other circumstances, which was declined by VCB so as not to be prevented or restricted from seeking general damages in a federal or state court.

P.	AMENDMENT

The merger agreement may be amended by mutual written agreement of the parties at any time prior to the effective time of the merger without the approval of the VCB shareholders with respect to any of the terms of the merger agreement, except the terms relating to the form or amount of the merger consideration to be delivered to the VCB shareholders.

Upon written notice to VCB and with VCB’s written approval, FNB may, at any time prior to the effective time of the merger, change the method of effecting the acquisition of VCB if and to the extent FNB deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the amount or kind of consideration to be issued to holders of shares of VCB common stock as provided for in the merger agreement; (b) cause the transaction to be treated as anything other than a tax-free reorganization to the holders of shares of VCB common stock; or (c) materially impede or delay the receipt of any regulatory approvals or the consummation of the transactions contemplated by the merger agreement.

Q.	FEES AND EXPENSES OF THE MERGER

Whether or not the merger is completed in accordance with the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions covered by the merger agreement will be paid by the party incurring those expenses.

VCB will bear the costs of distributing a Proxy Statement/Prospectus and other proxy materials and information relating to the merger agreement to its shareholders and of conducting a special meeting of its shareholders.

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R.	MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

Upon the consummation of the merger, the separate corporate existence of VCB will cease and VCB will be merged with and into FNBNC. All rights, franchises and interests of VCB will be assumed by and vested in FNBNC and FNBNC as the resulting bank will continue as a subsidiary of FNB Bancorp with the same national bank charter number and the name “First National Bank of Northern California.” The directors and executive officers of FNBNC prior to the effective date will be the directors and executive officers of FNBNC following the merger.

S.	REQUIRED REGULATORY APPROVALS

The merger cannot proceed in the absence of the regulatory approvals and the expiration of the statutory waiting period. FNB Bancorp and VCB are not aware of any reasons why regulatory approvals will not be received. FNB Bancorp and VCB have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals. However, there can be no assurance that approvals will be obtained, nor can there be assurance as to the date of any approval. There also can be no assurance that any approvals will not contain unacceptable conditions or requirements.

Comptroller of the Currency

FNBNC is a national banking association, organized and existing under the National Bank Act, and is subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the “OCC”). The merger of VCB, a state chartered bank, with and into FNBNC, a national bank, is permitted by Section 215a of the National Bank Act, subject to prior consent and approval of the OCC. FNBNC and VCB submitted an Interagency Bank Merger Act application to the OCC, seeking approval of the merger and the application was approved by the OCC on August 7, 2014. The merger will not become effective until after all other conditions set forth in the merger agreement have been satisfied and additional closing documents have submitted to the OCC with a request for certification of consummation of the transaction, as described in the OCC approval letter.

Statutory Waiting Period

The OCC approval on August 7, 2014 was granted subject to a statutory Department of Justice 15-day review period, which has expired without objection from the Department of Justice or the commencement of an action to challenge the proposed merger on antitrust grounds.

Federal Reserve Board

The merger of VCB with and into FNBNC would result in the indirect ownership or control of VCB by FNB Bancorp, a registered bank holding company, which is subject to prior approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. FNB will file an application under Section 3 of the Bank Holding Company Act seeking such approval.

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Federal Deposit Insurance Corporation

The merger does not require an application to, or the approval of, the FDIC, given the submission of an application to the OCC for approval of the merger under the Bank Merger Act. In addition, although the Consent Order (effective September 23, 2011) remains binding on VCB as of the date of this Notice, its terms and conditions do not require the consent or approval of the FDIC and/or the California Department of Business Oversight (“CDBO”) through its Division of Financial Institutions in respect of the proposed merger with and into FNBNC.

California Department of Business Oversight

California Financial Code Section 1251 provides that no person shall acquire direct or indirect control of a California bank without the prior approval of the CDBO Division of Financial Institutions. FNB submitted a request for an order of exemption from the requirements of Section 1251, based on a finding by the CDBO Division of Financial Institutions that the requirements of Section 1251 are not necessary given the submission of an application to the OCC for approval of the merger under the Bank Merger Act. On August 21, 2014, the order of exemption was issued by the CDBO Division of Financial Institutions. At the hearing described in this Notice, the Commissioner of Business Oversight, through delegated authority to the Securities Regulation Division, will determine the fairness of the terms and conditions of the merger under Section 25142 of the California Corporate Securities Law of 1968, as amended.

T.	FEDERAL INCOME TAX CONSEQUENCES

Neither FNB Bancorp nor VCB has requested nor will they request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. Instead, as a condition to the closing of the merger, VPTax Inc. will render its opinion to FNB Bancorp to the effect that:

•	the merger constitutes a “reorganization” within the meaning of Code Section 368(a)(1)(A) by reason of the application of Code Section 368(a)(2)(D);
•	FNB Bancorp and VCB are each a “party” to a reorganization within the meaning of Code Section 368(b);
•	neither FNB Bancorp nor VCB will recognize federal taxable gain or loss as a result of the merger;
•	the federal income tax basis and holding periods of the assets exchanged between the parties to the merger will be the same as the federal income tax basis and holding periods of those assets prior to the merger;
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•	to the extent that VCB shareholders exchange VCB common stock in the merger solely for FNB Bancorp common stock: (i) no gain or loss will be recognized on the exchange; (ii) the federal income tax basis of the shares of FNB Bancorp common stock received by former holders of VCB common stock will equal the federal income tax basis of such shareholders’ shares of VCB common stock exchanged, reduced by any amount allocable to basis of the fractional share interest for which cash is received; and (iii) the holding period for the shares of FNB Bancorp common stock received will include the holding period for the shares of VCB common stock exchanged, provided that the VCB common stock exchanged was held as a “capital asset” as such term is defined in Code Section 1221; and
•	to the extent that cash is received by holders of VCB common stock in lieu of fractional share interests in FNB Bancorp common stock, and the sale or exchange provisions of Section 302 are met, the cash will be treated as being received by the holders of VCB common stock as a distribution in redemption of such stockholders’ fractional share interests.

VPTax Inc.’s opinion will be based upon the assumption that the merger will take place in the manner described in the merger agreement and will also assume the truth and accuracy of certain factual representations that have been made by FNB Bancorp and VCB and which are customarily given in transactions of this nature.

Based on the assumption that the merger will constitute a tax-free reorganization, and subject to certain limitations and qualifications, if a shareholder exchanges shares of VCB common stock and receives solely FNB Bancorp common stock (and cash in lieu of a fractional share), the shareholder should not recognize any gain or loss, except with respect to the fractional share.

If a shareholder effectively dissents from the merger and receives cash for shares of VCB common stock, the shareholder will recognize a gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds (or is less than) the shareholder’s federal income tax basis for the shares.

The preceding discussion is general and does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular VCB shareholder. All shareholders are urged to consult with their own tax advisors regarding the specific tax consequences of the merger, including the applicability and effect of foreign, state, local, and other tax laws.

U.	ACCOUNTING TREATMENT

FNB Bancorp must account for the merger under the purchase method of accounting for financial reporting purposes under accounting principles generally accepted in the United States of America. Under this method, FNB Bancorp’s purchase price will be allocated to VCB’s assets acquired and liabilities assumed based upon their estimated fair values as of the completion of the merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed will be recorded as goodwill and periodically evaluated for impairment. FNB Bancorp’s financial statements issued after completion of the merger will reflect these values, but historical data are not restated retroactively to reflect the combined historical financial position or results of operations of FNB Bancorp and VCB.

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V.	RESALES OF FNB COMMON STOCK

Currently outstanding shares of the common stock of FNB Bancorp are quoted and traded on the OTC Bulletin Board and the OTCQB marketplace under the symbol “FNBG.” The shares of FNB Bancorp common stock issued in the merger will be freely tradable and transferable by the shareholders of VCB provided that the offer and sale of the shares has been qualified under Section 25121 of the California Corporate Securities Law of 1968, as amended, after a hearing before the California Commissioner of Business Oversight on the fairness of the terms and conditions contained in the merger agreement, conducted pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended. FNB Bancorp must also comply with all applicable requirements (“Blue Sky” laws and regulations) of other state securities law administrators.

W.	DISSENTERS’ RIGHTS OF APPRAISAL

Shareholders of VCB may be entitled to certain dissenters’ appraisal rights if they perfect their rights in accordance with Chapter 13 of the California Corporations Code. A copy of Chapter 13 will be attached to the Proxy Statement/Prospectus provided to VCB shareholders. The following summary of Chapter 13 is not a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to the full text of the applicable laws and regulations.

Fair Market Value of Shares. If the merger is consummated, VCB shareholders who dissent from the merger by complying with the procedures set forth in Chapter 13 of the California Corporations Code would be entitled to receive an amount equal to the fair market value of their shares as of May 22, 2014, the day of the public announcement of the merger.

Voting Procedure. In order to be entitled to exercise dissenters’ rights, the shares of VCB common stock which are outstanding and are entitled to be voted at the special meeting must not have been voted by the holder of such shares “FOR” approval of the principal terms of the merger agreement, the merger and the related transactions contemplated thereby.

Written Demand. A shareholder must also make a written demand upon VCB for the purchase of dissenting shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of May 22, 2014.

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Notice of Approval. If the merger is approved by the VCB shareholders, VCB will have ten (10) days after the approval to send to those shareholders who have not voted “FOR” approval of the merger, a written notice of the approval accompanied by a copy of Sections 1300 through 1304 of the California Corporations Code, a statement of the price determined by VCB to represent the fair market value of the dissenting shares as of May 22, 2014 and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters’ rights.

Surrender of Certificates. Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to VCB both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares. Any shares of VCB common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

Agreement on Price and Payment. If VCB and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price, with interest. Payment of the fair market value of the dissenting shares will be made approximately 30 days later.

Disagreement on Price. If VCB denies that the shares surrendered are dissenting shares, or VCB and the dissenting shareholder fail to agree upon a fair market value of the shares of VCB common stock, then the dissenting shareholder of VCB must, within six (6) months after the notice of approval is mailed, file a complaint at the Superior Court for a determination. If the complaint is not filed within the specified six-month period, the dissenters’ rights are lost. Otherwise, the Superior Court will determine, or will appoint one or more impartial appraisers to determine, the fair market value.

Withdrawal of Demand. A dissenting shareholder may not withdraw his or her dissent or demand for payment unless VCB consents to the withdrawal.

X.	DESCRIPTION OF FNB AND VCB CAPITAL STOCK

FNB Bancorp. FNB Bancorp is a California corporation with authorized capital stock consisting of 10,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, without par value. As of June 30, 2014, there were 4,045,970 shares of FNB Bancorp common stock issued and outstanding and no shares of preferred stock issued or outstanding. Also, a total of 38,965 shares of authorized FNB common stock were reserved for issuance to option holders upon the exercise of stock options granted or to be granted pursuant to FNB Bancorp’s stock option plans.

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Common Stock. Holders of FNB Bancorp common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that shareholders may cumulate their votes for the election of Directors. Shareholders are entitled to receive ratably dividends as may be legally declared by FNB Bancorp’s board of directors. There are legal and regulatory restrictions on the ability of FNB Bancorp to declare and pay dividends. In the event of liquidation, the common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference for securities with a priority over the FNB Bancorp common stock.

Preferred Stock. The FNB Bancorp board of directors is authorized to fix the rights, preferences, privileges and restrictions of the preferred stock and may establish series of preferred stock and determine the variations between series. If and when any preferred stock is issued, the holders of preferred stock may have a preference over holders of FNB Bancorp common stock upon the payment of dividends, upon liquidation of FNB Bancorp, in respect of voting rights and in the redemption of the capital stock of FNB Bancorp.

Valley Community Bank. Valley Community Bank is a California banking corporation with authorized capital stock consisting of 20,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value. As of June 30, 2014, there were 1,878,886 shares of common stock issued and outstanding and 5,775 shares of preferred stock issued and outstanding. Also, a total of 662,102 shares of the authorized VCB common stock were reserved for issuance to option holders upon the exercise of stock options granted or to be granted pursuant to VCB’s stock option plans.

Common Stock. Holders of VCB common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that under the VCB bylaws, shareholders may cumulate their votes for the election of directors. Holders of VCB common stock are entitled to receive ratably dividends as may be legally declared by VCB’s board of directors. There are legal and regulatory restrictions on the ability of VCB to declare and pay dividends. In the event of liquidation, the common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences for securities with a priority over the VCB common stock.

The VCB articles of incorporation may be amended by a vote of the holders of a majority of the outstanding shares of VCB’s common stock, except that the affirmative vote of the holders of at least 66-2/3% of the combined voting power of the outstanding voting stock, voting together as a single class, would be required to amend, alter, adopt any provision inconsistent with or repeal Article Eight of the VCB articles of incorporation regarding the vote required for certain business combinations (but not the merger of VCB with and into FNBNC, although a 66-2/3% vote is required under Section 215a of the National Bank Act).

Preferred Stock. On January 9, 2009, VCB issued 5,500 shares of VCB Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) and a related warrant for 275 shares of VCB Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) to the U.S. Treasury in connection with VCB’s participation in the Troubled Asset Relief Program (TARP). In October 2013, the U.S. Treasury completed its sale of VCB’s Series A and Series B Preferred Stock, to private investors for $417.60 per share of Series A Preferred Stock and $257.51 per share of Series B Preferred Stock. EJF Capital LLC acquired 2,500 shares of Series A Preferred Stock and 275 shares of Series B Preferred Stock and Dunhill Asset Services V LLC acquired 3,000 shares of Series A Preferred Stock.

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On May 22, 2014, concurrently with the signing of the merger agreement, FNB Bancorp and FNBNC entered into purchase agreements with EJF Capital LLC and Dunhill Asset Services V LLC, committing to purchase all of the outstanding Series A and Series B Preferred Stock for cash in the amount of $750.00 per share, subject to and effective with the closing of the merger of VCB with and into FNBNC. Copies of the purchase agreements signed with EJF Capital LLC and Dunhill Asset Services V LLC are Exhibits D and E to the merger agreement attached to this Notice as Exhibit A. Pursuant to such agreements, the holders have consented to the merger and have agreed to vote their shares of VCB Series A and Series B Preferred Stock in favor of the principal terms of the merger agreement, the merger and the related transactions contemplated thereby, which includes the conversion of Series A and Series B Preferred Stock into the right to receive cash at the effective time of the merger.

In the event of any liquidation, dissolution or winding up of the affairs of VCB, whether voluntary or involuntary, the holders of VCB’s Series A and Series B Preferred Stock would have a preference over holders of VCB common stock in the distribution of assets or proceeds. The merger agreement and the merger do not constitute a liquidation, dissolution or winding up of VCB.

Y.	MARKET PRICE AND DIVIDEND INFORMATION

FNB Bancorp

FNB Bancorp’s common stock is quoted and traded on the OTC Bulletin Board and the OTCQB marketplace under the trading symbol, “FNBG.” The following table summarizes sales of the Applicant’s common stock during the periods indicated of which management has knowledge, including the approximate high and low prices during such periods and the per share cash dividends declared for the periods indicated. All information has been adjusted to reflect five percent (5%) stock dividends effected on December 28, 2012 and on December 23, 2013. The prices indicated below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

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	FNB Bancorp Common Stock		Cash Dividends
	High	Low	Declared
2012
First Quarter	$13.76	11.33	0.06
Second Quarter	17.14	13.95	0.06
Third Quarter	16.57	15.38	0.07
Fourth Quarter	18.41	15.60	0.08

2013
First Quarter	$20.19	17.67	0.08
Second Quarter	19.95	19.05	0.10
Third Quarter	22.00	19.38	0.10
Fourth Quarter	28.00	21.29	0.10

2014
First Quarter	$28.25	26.15	0.10
Second Quarter	$29.25	26.50	0.11
Third Quarter (to September 23, 2014)	28.70	27.50	—

Valley Community Bank

Valley Community Bank common stock is quoted and traded on the OTC Bulletin Board and the OTCQB marketplace under the trading symbol, “VCBC.” The following table summarizes sales of VCB’s common stock during the periods indicated of which management has knowledge, including the high and low prices during such periods. No cash dividends were declared for any of the periods indicated. The prices indicated below reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	VCB
	Common Stock
	High	Low
2012
First Quarter	$2.25	1.41
Second Quarter	1.75	1.35
Third Quarter	1.70	1.30
Fourth Quarter	1.45	0.62

2013
First Quarter	$1.30	0.80
Second Quarter	2.00	1.03
Third Quarter	1.60	1.25
Fourth Quarter	2.50	1.50

2014
First Quarter	$2.95	1.80
Second Quarter	$3.10	2.10
Third Quarter (to September 23, 2014)	3.21	2.95
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Dividends and Distributions Policy

FNB Bancorp. FNB Bancorp’s board of directors considers the advisability and amount of proposed dividends each year. Future dividends will be determined after consideration of FNB Bancorp’s earnings, financial condition, future capital funds, regulatory requirements and other factors as the board of directors may deem relevant. FNB Bancorp’s primary source of funds for payment of dividends to its shareholders will be receipt of dividends and management fees from its subsidiary, FNBNC. The payment of dividends by FNBNC is subject to various federal legal and regulatory restrictions. FNB Bancorp has regularly paid cash dividends on a quarterly basis and stock dividends on an annual basis on the outstanding shares of its common stock. It is the intention of FNB Bancorp to continue to pay cash and stock dividends, subject to regulatory restrictions and depending upon the level of earnings, management’s assessment of future capital needs and other factors considered by the FNB Bancorp board of directors.

Holders of FNB Bancorp common stock are entitled to receive dividends as and when declared by the board of directors of FNB Bancorp out of funds legally available therefor under the laws of the State of California. The California General Corporation Law provides that neither a corporation nor any of its subsidiaries shall make a distribution to the corporation’s shareholders unless the board of directors has determined in good faith either of the following: (i) the amount of retained earnings of the corporation immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) the preferential dividends arrears amount; or (ii) immediately after the distribution, the value of the corporation’s assets would equal or exceed the sum of its total liabilities plus the preferential rights amount. The good faith determination of the board of directors may be based upon (1) financial statements prepared on the basis of reasonable accounting practices and principles, (2) a fair valuation, or (iii) any other method reasonable under the circumstances; provided, that a distribution may not be made if the corporation or subsidiary making the distribution is, or is likely to be, unable to meet its liabilities (except those whose payment is otherwise adequately provided for) as they mature. The term “preferential dividends arrears amount” means the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable distribution is being made, provided that if the articles of incorporation provide that a distribution can be made without regard to preferential dividends arrears amount, then the preferential dividends arrears amount shall be zero. The term “preferential rights amount” means the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights, including accrued but unpaid dividends, of other shareholders upon dissolution that are superior to the rights of the shareholders receiving the distribution, provided that if the articles of incorporation provide that a distribution can be made without regard to any preferential rights, then the preferential rights amount shall be zero.

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The FRB generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company’s financial position. The FRB’s policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition.

Under the merger agreement, without the prior written consent of VCB so long as the merger is pending, FNB Bancorp is prohibited from declaring or paying any dividends on or making other distributions in respect of any of its capital stock, except regular quarterly cash dividends in an amount substantially equivalent to cash dividends paid prior to the date of the merger agreement.

VCB. VCB’s shareholders are entitled to receive dividends when and as declared by its board of directors, out of funds legally available therefore, subject to various legal and regulatory restrictions.

VCB’s ability to pay dividends is governed by the California banking laws regarding payments of dividends. The California Financial Code provides that a bank may not make a cash distribution to its shareholders in an amount which exceeds the lesser of (i) the retained earnings or (ii) the net income of the bank for its last three (3) fiscal years, less the amount of any distributions made by the bank to its shareholders during such period; however, a bank may, with the approval of the Commissioner, make a distribution to its shareholders in an amount not exceeding the greater of (a) the retained earnings of the bank, (b) the net income of the bank for its last fiscal year, or (c) the net income of the bank for its current fiscal year. If the Commissioner finds that the shareholders’ equity of a bank is not adequate or that the payment of a dividend would be unsafe or unsound for the bank, the Commissioner may order the bank not to pay any dividend to the shareholders.

VCB did not make any cash distributions in 2012 or 2013.

Without the prior written consent of FNB Bancorp, VCB is prohibited from declaring or paying any dividends on or making other distributions in respect of any of its capital stock under terms of the merger agreement. In addition, pursuant to the terms of the Consent Order effective September 23, 2011 (see page 8 – Section D, “Background of and Reasons for the Merger” for discussion of the Consent Order), VCB is prohibited from paying any cash dividend or any other payments to its shareholders without the prior written consent of the FDIC and the CDBO.

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Z.	THE HEARING

Any interested person may be present at the hearing and may, but need not, be represented by legal counsel, and will be given an opportunity to be heard. Any interested person will be entitled to the issuance of subpoenas to compel the attendance of witnesses and the production of books, documents and other items by applying for such subpoenas to the Department of Business Oversight, One Sansome Street, Sixth Floor, San Francisco, California 94104, if reasonably, properly and timely requested. If you are interested in this matter, you may appear at the hearing in favor of, or in opposition to, the granting of the permit. Whether or not you plan to attend, you are invited to make your views known by sending correspondence for receipt at least three business days prior to the date of the hearing to be held on October 23, 2014, to Danielle A. Stoumbos, Corporations Counsel, Department of Business Oversight, One Sansome Street, Suite 600, San Francisco, California 94104.

Interested parties may also attend the hearing telephonically by dialing 1.800.434.1335 (toll-free) from within the United States or 1.404.920.6442 from outside of the United States. The conference identification number for both lines is 131618#.

The hearing will be held for the purpose of enabling the Commissioner to determine the fairness of the terms and conditions of the issuance of shares of common stock by FNB Bancorp pursuant to the Agreement and Plan of Reorganization and Merger dated May 22, 2014 and will be based upon the application and all papers and documents filed in connection therewith. Section 25142 of the California Corporate Securities Law of 1968, as amended, authorizes the Commissioner to hold such hearing when securities will be issued in exchange for other outstanding securities, whether or not the security or transaction is exempt from qualification, to approve the terms and conditions of such issuance and exchange, and to determine whether such terms and conditions are fair, just and equitable.

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A FINDING BY THE COMMISSIONER OF BUSINESS OVERSIGHT THAT THE PROPOSED TRANSACTION IS FAIR, JUST AND EQUITABLE, AND THE ISSUANCE OF A PERMIT THEREAFTER, IS NOT A RECOMMENDATION OF THE PROPOSED TRANSACTION.

San Francisco, California
September 25, 2014
JAN LYNN OWEN
[SEAL]	Commissioner of Business Oversight

	By:	/s/ Danielle A. Stoumbos
Danielle A. Stoumbos
Corporations Counsel
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